Exhibit 99.2



[GRAPHIC OMITTED]
PRESS RELEASE
                                                For further information contact:
                                                Edward F. Ruttenberg
                                                Phone: (412) 422-2377
                                                Fax:      (412) 422-2378
                                                Release No:  2005-10

(BW) (NY-AMERICAN-LOCKER-GROUP) (NASDAQ:ALGIE) FIVE DIRECTORS RESIGN

BUSINESS EDITOR

   JAMESTOWN, NY- (BUSINESS WIRE) July 28, 2005 American Locker Group Incorporated announced that, Anthony J. Crisafio, Donald I. Dussing, Jr., Roy J. Glosser, Thomas Lynch, IV, and Jeffrey C. Swoveland resigned as Directors effective July 28, 2005, subsequent to the Company's filing of its Annual Report on Form 10-K for its fiscal year ended December 31, 2004. Edward F. Ruttenberg, Alan H. Finegold and Steven Bregman, the remaining Directors, are recruiting qualified candidates for appointment to the Board as promptly as practical.

   Mr. Ruttenberg, the Company's Chairman and Chief Executive Officer, stated, "American Locker Group greatly appreciates the dedicated service of Messrs. Crisafio, Dussing, Glosser, Lynch and Swoveland on its Board of Directors and, particularly, for their leadership through the difficult process this spring that led to the Board's adoption of a strategic plan to reduce annual selling, general and administrative expenses primarily through personnel reductions in Jamestown, New York, and the relocation of the Company's headquarters to its owned facilities in Grapevine, Texas, by the end of 2005. We currently are recruiting qualified candidates to become new Directors to serve the Company as it implements that strategic plan."

The matters discussed in this press release which contain forward-looking statements, including without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the Safe Harbor Provisions of the Private
Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve certain known and unknown risks, some of which are beyond the Company's control, including, among others, risks related to (i) the Company's plans, strategies, objectives, expectations, and intentions, which are subject to change at any time at the discretion of the Company, (ii) the successful implementation of the Company's restructuring plan, including a significant reduction of annual selling, general and administrative


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expenses,  the  relocation  of the  Company's  headquarters  in  Texas,  and the
restructuring  of  its  bank  debt  on  acceptable  terms,   (iii)  new  product
development by the Company,  (iv) the Company's liquidity and capital resources,
(v) the Company's competition, and (vi) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company's actual results could differ materially from those expressed in any forward-looking statement made by or on the Company's behalf. In light of these risks and uncertainties, there can be no assurance that the forward-looking information will, in fact, prove to be accurate. The Company has undertaken no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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